EXHIBIT 99.1

January 17, 2007

NORTHERN STATES FINANCIAL 2006 EARNINGS
INCREASE 46 PERCENT

Reduction in Nonperforming Assets

WAUKEGAN, IL, January 17, 2007 - Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, today reported earnings for 2006 of $3,060,000, or $.72 per share, compared with $2,087,000, or $.49 per share for 2005, an increase of 46.6 percent.

In 2006 the Company made concentrated efforts to lower its level of nonperforming assets. Nonperforming loans declined $13.7 million to $8.2 million at year-end 2006 as compared with $21.9 million at the end of 2005, a reduction of 62.7 percent. During 2006, nonperforming lease pools decreased by $5.4 million, or more than half, from year-end 2005 in part due to the previously disclosed settlement with ACE/Illinois Union, which had insured performance on a portion of the lease pools. Also reducing nonperforming loans was the receipt of $2.7 million during 2006 on a loan for construction of a 90-unit condominium project that is in bankruptcy that had been placed on non-interest earning status. Nonperforming loans also declined in 2006 as $3.5 million of nonperforming loans were charged off against the allowance for loan and lease losses.

Other real estate owned, another component of nonperforming assets, also was reduced in 2006 by $1.4 million. In 2006 the Company foreclosed on loans secured by real estate and transferred $2.7 million into the other real estate owned account. During 2006 other real estate owned properties were sold for $4.6 million. Net gains of $553,000 were realized on these sales in 2006 compared with only $111,000 in gains on sales of other real estate owned during 2005.

The improvement to nonperforming assets sustained earnings growth. The Company determined that the allowance for loan and lease losses was adequate and no provision to the allowance was necessary in 2006 as compared with a provision of $3.4 million in 2005. Also, in 2006 there was no write-down of the Company’s other real estate owned, while in 2005 the Company booked a write-down of $1,067,000 to the value of two motels carried as other real estate owned due to declining market values.

NSFC Press Release
    January 17, 2007

Earnings in 2006 were impacted unfavorably by a declining net interest margin. Net interest income declined $3.7 million in 2006 compared with 2005. Interest rates increased in 2006, with the interest rates paid by the Company on its deposits and borrowings increasing at a greater pace than the rates earned on the Company’s loans and investment securities. The net interest margin for 2006 was 1.89 percent, as compared with 2.49 percent in 2005. The Company expects net interest income to show improvement in 2007 as it has $178.6 million of securities issued by U.S. government-sponsored entities that currently yield 3.06% that mature in 2007. If interest rates do not significantly decrease in 2007, the Company anticipates that reinvesting these securities at higher rates currently prevailing will increase interest income.

Assets totaled $710.4 million at December 31, 2006, decreasing $12.1 million, or 1.7 percent, from the previous year-end as loans and leases decreased $26.7 million. The decrease to loans and leases was partially the result of the Company’s decline in nonperforming loans. As loans and leases declined, the Company increased its securities available for sale by $14.0 million as compared with year-end 2005 levels. Deposits decreased $31.9 million from the previous year-end and borrowings of the Company increased $18.7 million.

For the three months ended December 31, 2006, net income was $884,000, or $.21 per share, compared with $340,000, or $.08 per share for the fourth quarter of 2005. Much of the increase was attributable to a gain on the sale of other real estate owned during the fourth quarter of 2006 of $491,000.

On December 1, 2006, the Company paid an increased cash dividend of $.35 per share to stockholders as compared with $.07 per share on December 1, 2006. Total cash dividends for 2006 were $.65 per share as compared with dividends of $.62 per share in 2005.

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois. NorStates Bank is the successor to financial institutions dating to 1919. NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the

NSFC Press Release
    January 17, 2007

Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, and uncertainty regarding the Company’s ability to ultimately recover on the surety bonds relating to the remaining equipment lease pools and other nonaccrual and restructured loans, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, the effect of continuing margin pressure on the Company’s earnings, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Year ended December 31:	2006	2005
Net Income	$3,060	$2,087
Basic Earnings Per Share	$.72	$.49
Return on Average Assets	.43%	.28%
Return on Average Equity	4.30%	2.90%
Efficiency Ratio	80.61%	74.86%
Yield on Interest Earning Assets	5.52%	5.02%
Cost of Interest Bearing Liabilities	3.63%	2.53%
Net Interest Margin	1.89%	2.49%
Net Yield on Interest Earning Assets	2.42%	2.83%

Quarter ended December 31:	2006	2005
Net Income	$884	$340
Basic Earnings Per Share	$.21	$.08
Return on Average Assets	.50%	.18%
Return on Average Equity	4.98%	1.92%
Efficiency Ratio	77.58%	75.75%
Yield on Interest Earning Assets	5.62%	5.15%
Cost of Interest Bearing Liabilities	3.94%	3.07%
Net Interest Margin	1.68%	2.08%
Net Yield on Interest Earning Assets	2.24%	2.50%

NSFC Press Release
    January 17, 2007

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

	Dec. 31, 2006	Dec. 31, 2005

Total Assets	$710,418	$722,528
Total Loans and Leases	373,725	400,502
Total Deposits	522,596	554,449
Total Stockholders’ Equity	71,676	70,752
Nonperforming Loans and Leases	8,182	21,912
Nonperforming Loans and Leases to Total Loans and Leases	2.19%	5.47%
Restructured Loans	$1,477	$10,533
Other Real Estate Owned	3,056	4,431
Book Value per Share	$16.93	$16.47
Number of Shares Outstanding	4,233,105	4,295,105

NORTHERN STATES FINANCIAL CORPORATION
DIVIDEND HISTORY

June 1	December 1	Total

2001	$.48	$.52	$1.00
2002	.53	.53	1.06
2003	.54	.54	1.08
2004	.55	.55	1.10
2005	.55	.07	.62
2006	.30	.35	.65

For Additional Information, Contact:
Fred Abdula, Chairman of the Board (847) 244-6000 Ext. 238
Websites: www.norstates.com
      www.nsfc.net

NSFC Press Release
    January 17, 2007

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(In thousands of dollars) (Unaudited)

Assets	2006	2005
Cash and due from banks	$19,687	$23,586
Interest bearing deposits in financial institutions - maturities less than 90 days	885	120
Federal funds sold	10,078	5,962
Total cash and cash equivalents	30,650	29,668
Securities available for sale	279,056	265,067
Loans and leases	373,725	400,502
Less: Allowance for loan and lease losses	(7,162)	(10,618)
Loans and leases, net	366,563	389,884
Federal Home Loan Bank stock	1,445	2,086
Office buildings and equipment, net	9,394	9,427
Other real estate owned	3,056	4,431
Goodwill	9,522	9,522
Core deposit intangible asset	1,855	2,318
Accrued interest receivable and other assets	8,877	10,125
Total assets	$710,418	$722,528

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand - noninterest bearing	$58,530	$63,329
Interest bearing	464,066	491,120
Total deposits	522,596	554,449
Securities sold under repurchase agreements	86,775	73,093
Federal Home Loan Bank advances	11,500	6,500
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	794	830
Accrued interest payable and other liabilities	7,077	6,904
Total liabilities	638,742	651,776

Stockholders' Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	65,816	65,526
Accumulated other comprehensive loss	(1,552)	(3,487)
Treasury stock, at cost	(5,961)	(4,660)
Total stockholders' equity	71,676	70,752
Total liabilities and stockholders' equity	$710,418	$722,528

NSFC Press Release
    January 17, 2007

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Twelve and three months ended December 31, 2006 and 2005
(In thousands of dollars, except per share data) (Unaudited)
	Twelve months ended		Three months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
Interest income
Loans (including fee income)	$26,897	$25,692	$6,628	$6,430
Securities
Taxable	8,730	8,087	2,428	2,179
Exempt from federal income tax	235	288	65	59
Federal funds sold and other	771	989	194	371
Total interest income	36,633	35,056	9,315	9,039
Interest expense
Time deposits	12,341	10,236	3,255	2,920
Other deposits	4,155	2,759	1,094	854
Repurchase agreements and federal funds purchased	3,278	1,910	1,040	694
Federal Home Loan Bank advances	259	289	67	65
Subordinated debentures	662	178	172	151
Total interest expense	20,695	15,372	5,628	4,684
Net interest income	15,938	19,684	3,687	4,355
Provision for loan and lease losses	0	3,428	0	1,000
Net interest income after provision for loan and lease losses	15,938	16,256	3,687	3,355
Noninterest income
Service fees on deposits	2,541	2,411	697	629
Trust income	753	710	170	159
Loss on sale of securities available for sale	0	(169)	0	0
Gains on sale of other real estate owned	553	111	491	111
Other operating income	1,525	1,307	339	333
Total noninterest income	5,372	4,370	1,697	1,232
Noninterest expense
Salaries and employee benefits	8,744	8,704	2,058	2,032
Occupancy and equipment, net	2,183	2,084	501	534
Data processing	1,565	1,505	375	458
Legal	436	184	189	(73)
Audit and other professional	1,174	1,209	263	313
Amortization of core deposit intangible asset	464	464	116	116
Printing and supplies	423	420	99	184
Write-down of other real estate owned	0	1,067	0	0
Other operating expenses	2,188	2,371	576	668
Total noninterest expense	17,177	18,008	4,177	4,232
Income (loss) before income taxes	4,133	2,618	1,207	355
Income tax expense (benefit)	1,073	531	323	15
Net income	$3,060	$2,087	$884	$340

Earnings per share	$0.72	$0.49	$0.21	$0.08